UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Synergetics USA, Inc.

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SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368

November 17, 2008

Dear Stockholder:

You are cordially invited to attend our Company’s 2008 Annual Meeting of Stockholders, which will be held on December 11, 2008, at 6:00 p.m. Central Time at The Doubletree Hotel and Conference Center located at 16625 Swingley Ridge Road, Chesterfield, Missouri 63017. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

Your vote is important to us and your shares should be represented at the meeting whether or not you are personally able to attend. Accordingly, I encourage you to mark, sign, date and return the accompanying proxy promptly.

On behalf of the Board of Directors, thank you for your continued support of Synergetics USA, Inc.

Sincerely,

Pamela G. Boone
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

SYNERGETICS USA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On December 11, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Synergetics USA, Inc., a Delaware corporation (the “Company”), will be held on December 11, 2008, at 6:00 p.m. Central Time at The Doubletree Hotel and Conference Center located at 16625 Swingley Ridge Road, Chesterfield, Missouri 63017 to act upon the following matters, which are described more fully in the accompanying Proxy Statement:

1. The election of two directors nominated by the Company’s Nominating and Governance Committee to serve three year terms following approval by the stockholders at the Annual Meeting;

2. The approval of Amendment No. 1 to the Amended and Restated Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan to increase the number of shares authorized for issuance under the plan from 200,000 to 400,000;

3. The ratification of the appointment of the Company’s independent registered public accounting firm for fiscal 2009, UHY LLP (“UHY”); and

4. Such other business as may properly come before the meeting and/or any adjournment or postponement thereof.

All holders of Common Stock of record at the close of business on November 10, 2008 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached Proxy Statement to be members of the Board of Directors of the Company, FOR the approval of Amendment No. 1 to the Amended and Restated Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan, FOR ratification of UHY’s appointment and on other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying the Secretary of the Company in writing at 3845 Corporate Centre Drive, O’Fallon, Missouri, 63368 prior to the Annual Meeting, and, if you attend the Annual Meeting, you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual Meeting.

This Notice of Annual Meeting and the Proxy Statement and the form of proxy are being distributed on or about November 17, 2008.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning your proxy in the pre-addressed envelope provided.

By Order of the Board of Directors,

PAMELA G. BOONE, Secretary

O’Fallon, Missouri
November 17, 2008

GENERAL INFORMATION
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION
PRINCIPAL STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS OF THE REGISTRANT
EXECUTIVE COMPENSATION
EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS
POST-TERMINATION PAYMENTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2 -- APPROVAL OF AMENDMENT NO. 1 TO THE AMENDED AND RESTATED 2005 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AMENDMENT NO. 1 TO THE 2005 DIRECTORS’ PLAN
PROPOSAL 3 -- RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
OTHER MATTERS
FORM 10-K
“HOUSEHOLDING” OF PROXY MATERIALS

SYNERGETICS USA, INC.

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Synergetics USA, Inc., a Delaware corporation (the “Company”), 3845 Corporate Centre Drive, O’Fallon, Missouri, 63368, for use at the 2008 Annual Meeting of Stockholders to be held on December 11, 2008, at 6:00 p.m. Central Time at The Doubletree Hotel and Conference Center located at 16625 Swingley Ridge Road, Chesterfield, Missouri 63017. The Board of Directors of the Company urges you to promptly execute and return your proxy in the enclosed envelope, even if you plan on attending the Annual Meeting. This is designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying the Secretary of the Company, in writing, prior to the Annual Meeting. Any stockholder attending the Annual Meeting may revoke his or her proxy and vote personally by notifying the Secretary of the Company at the Annual Meeting. Only stockholders of record at the close of business on November 10, 2008, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. At the close of business on November 10, 2008, the Company had 24,354,295 outstanding shares of Common Stock, $0.001 par value per share (the “Common Stock”). Each share of Common Stock entitles the holder thereof to one vote.

If the accompanying proxy card is signed and returned, the shares represented thereby will be voted in accordance with the directions on the proxy card. Unless a stockholder specifies otherwise therein, the proxy will be voted in accordance with the recommendations of the Board of Directors on all proposals. The presence in person or by proxy of a majority of the voting power represented by outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Directors will be elected by a plurality of the voting power represented and entitled to vote at the meeting. The passage of any other proposal will be determined by the affirmative vote of the majority of the voting power represented and entitled to vote at the meeting. In the election of directors, abstentions and broker non-votes will not affect the outcome except in determining the presence of a quorum; they will not be counted toward the number of votes required for any nominee’s election. An instruction to “abstain” from voting on any other proposal will have the same effect as a vote against the proposal. Broker non-votes will not be considered as present and entitled to vote on the proposals; therefore, broker non-votes will have no effect on the number of affirmative votes required to adopt such proposal.

This Proxy Statement and the enclosed proxy card are being mailed to the stockholders of the Company on or about November 17, 2008.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the Board shall consist of not less than five nor more than 11 members, the exact number of which shall be determined by the Board. The number of directors on the Company’s Board of Directors is currently set at seven directors, divided into three classes with each class serving three-year staggered terms.

Effective July 31, 2008, Gregg D. Scheller resigned as the Company’s President, Chief Executive Officer and Chairman of the Board. Under the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Board has the authority to fill the vacancy caused by Mr. Scheller’s resignation by a majority vote of the directors then in office, even if less than a quorum. The Nominating and Corporate Governance Committee of the Board has not made an appointment as of the date of this proxy statement. Therefore, the Company’s Board currently consists of six directors and contains one vacancy.

Mr. Scheller’s term as director would have expired at the 2008 Annual Meeting, but for his earlier resignation. The Company’s Nominating and Corporate Governance Committee has not identified a qualified candidate for nomination for election as a director to fill the vacancy caused by Mr. Scheller’s resignation, and the Company has not received any additional proper nominations from stockholders. Therefore, only two nominees stand for election to the Board at the 2008 Annual Meeting, as discussed below. The Board intends to appoint a successor to Mr. Scheller pursuant to its authority under the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Pursuant to the terms of the Amended and Restated Certificate of Incorporation, when appointed, Mr. Scheller’s successor will have the same remaining term as that of his or her predecessor. Therefore, Mr. Scheller’s successor will serve until the annual election of directors in 2011, or until his or her successor is duly elected and qualified, or his or her earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The terms of Kurt W. Gampp, Jr. and Jerry L. Malis also expire at the 2008 Annual Meeting. Messrs. Gampp and Malis have been nominated for re-election. The Board of Directors of the Company recommends a vote FOR the two nominees. If re-elected, each nominee will serve until the annual election of directors in the year 2011 or until his successor is duly elected and qualified, or his earlier death, resignation or removal. If any of the nominees are unavailable for election, an event which the Board of Directors of the Company does not presently anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby FOR the election of such other nominee or nominees as may be nominated by the Board of Directors.

Based on the recommendation of the Nominating and Corporate Governance Committee, both of the nominees have been approved unanimously by the Board of Directors of the Company for re-election. Set forth below is information concerning the two nominees for director and the directors whose terms are continuing.

Nominees for Directors to be Re-Elected at the 2008 Annual Meeting for Terms expiring in 2011

			Expiration
Name	Age	Principal Occupation and Other Information	of Term

Kurt W. Gampp, Jr.	48	Kurt W. Gampp, Jr. is the Company’s Executive Vice President and Chief Operating Officer and has served in these positions and as a director since 2005 when Synergetics, Inc. merged with Valley Forge Scientific Corp. (“Valley Forge”) (now known as Synergetics USA, Inc. or the “Company”). Immediately prior to the merger with Valley Forge, Mr. Gampp served as the Executive Vice President and Chief Operating Officer of Synergetics, Inc. and had served in this position since Synergetics, Inc. was founded in 1991. Mr. Gampp coordinates and supervises the manufacturing of the Company’s products and is in charge of the daily production operations of the Company.	2011
Jerry L. Malis	75	Jerry L. Malis is the Company’s Executive Vice President and Chief Scientific Officer and has served in these positions and as a director since 2005. Immediately prior to the consummation of the merger with Valley Forge, Dr. Malis served as Valley Forge’s Chief Executive Officer, President and Chairman of the Board of Valley Forge. He has published over 50 articles in the biological science, electronics and engineering fields, and has been issued ten United States patents. Dr. Malis coordinates and supervises the scientific developments of the Company.	2011

Directors whose Terms Continue beyond the 2008 Annual Meeting

			Expiration
Name	Age	Principal Occupation and Other Information	of Term

Lawrence C. Cardinale	70	Lawrence C. Cardinale has served as a director of the Company since 2005. Mr. Cardinale received his B.S.B.A. in Business from Washington University in St. Louis, Missouri and has recently retired after working in the medical industry since 1966. During his over 35 years working in the field of medical manufacturing, he held various management positions, including Plant Manager, Director of Manufacturing, Director of Corporate Engineering, Director of Operations Planning, Vice President of Manufacturing-International and Vice President-Global Manufacturing and Engineering of a multi-national medical manufacturing company. Mr. Cardinale also owned and operated a scientific laboratory instrument business concentrating in the life sciences area, which manufactured and marketed tissue sectioning, microforge and micromanipulation instruments and pipeting devices. Mr. Cardinale formerly served as a board member of Coretech-Holdings LLC, a St. Louis-based life sciences and medical device manufacturing company, and McCormick Scientific, LLC.	2010
Guy R. Guarch	67	Guy R. Guarch has been a director of the Company since 2005, when Synergetics, Inc. merged with Valley Forge. Mr. Guarch retired in 2001 from C.R. Bard, Inc. where he spent 32 years in various sales, marketing and management roles. Bard is a leading developer, manufacturer and marketer of health care products used for vascular, urological and onocological diagnosis and intervention. From 1993 to 2001, Mr. Guarch served as Regional Vice President Corporate Account Manager for Bard’s Southeast Region. He worked as President of Bard Venture Division in Boston, Massachusetts from 1991 to 1993. From 1988 to 1991, Mr. Guarch worked in London, England, as Vice President of Sales for the Bard European Division and Managing Director of Bard LTD, UK. Before 1988, Mr. Guarch worked in several sales and marketing roles for Bard’s USCI International Division in Boston, Massachusetts, which focused on the design, manufacture and sale of cardiac catheters, urological catheters and artificial arteries. Mr. Guarch currently serves as a board member and chairman of the governance committee for Span-America Medical Systems, Inc., which designs and manufactures wound management products and which has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).	2010

			Expiration
Name	Age	Principal Occupation and Other Information	of Term

Robert H. Dick	64	Robert H. Dick has been a director of the Company since 2005, when Synergetics, Inc. merged with Valley Forge, and currently serves as the Chairman of the Board of Directors. He has served as Chairman of the Board of Directors since July 31, 2008. Prior to the merger, Mr. Dick had been a director of Valley Forge since 1997. Mr. Dick has served as President of R.H. Dick & Company since January 1998, a consulting firm based in Camp Verde, Texas. From 1996 to 1998, he was a partner with Boles, Knop & Company, Inc., an investment banking firm in Middleburg, Virginia. From 1994 to 1996, Mr. Dick served as interim President, Chief Executive Officer and Chief Financial Officer of two of Boles’ clients. From 1982 until 1994, he served in various executive roles with Codman & Shurtleff, Inc., a subsidiary of Johnson & Johnson and a manufacturer of surgical instruments, implants, equipment and other surgical products. From 1978 to 1982, Mr. Dick was President and Chief Executive Officer of Applied Fiberoptics, Inc., a company designing, manufacturing and marketing fiberoptic products for medical and defense applications, and surgical microscopes for microsurgery. From 1969 to 1978, Mr. Dick held various sales, marketing and general management positions with the USCI division of C.R. Bard, Inc. Mr. Dick also serves as a member of the board, chairman of the audit committee and member of the executive and governance committees for Span-America Medical Systems, Inc., which designs and manufactures wound management products and which has securities registered pursuant to Section 12 of the Exchange Act.	2009
Juanita H. Hinshaw	63	Juanita H. Hinshaw has served as a director of the Company since 2005 when Synergetics, Inc. merged with Valley Forge. Ms. Hinshaw has been President and Chief Executive Officer of H&H Advisors (a financial advisory company) since 2005. In addition, Ms. Hinshaw served as Senior Vice President and Chief Financial Officer of Graybar Electric Company from May 2000 to May 2005. Graybar Electric Company specializes in supply chain management services and distributes high-quality components, equipment and materials for the electrical and telecommunications industries. Ms. Hinshaw has served as a director, chairman of the finance committee and as a member of the audit committee for The Williams Companies, Inc. since 2004 and has served as a director on the board, chairman of the compensation committee and as a member of the audit committee for Insituform Technologies, Inc. since 1999. The Williams Company and Insituform Technologies, Inc. have securities registered pursuant to Section 12 of the Exchange Act.	2009

CORPORATE GOVERNANCE

The Company’s Board of Directors met six times during the fiscal year ended July 31, 2008, two of which were special meetings. Each of our directors attended at least 75% of all the meetings of the Board and those committees on which he or she served during fiscal year 2008 either in person or telephonically. The Board of Directors encourages all members to attend stockholder meetings, but has not adopted a formal policy regarding attendance. All of the Company’s directors attended last year’s annual stockholders meeting.

The Board of Directors has determined that each of the directors other than Messrs. Gampp and Malis satisfies the definition of an independent director set forth in the listing standards of The NASDAQ Stock Market, Inc. (“Nasdaq”) and the Company’s Corporate Governance Guidelines, available on the Company’s website at www.synergeticsusa.com. In addition, the Board of Directors has determined that each of the members of the Audit Committee satisfies the additional conditions for independence for Audit Committee members required by Nasdaq.

The Board is in process of hiring a successor to Mr. Scheller to serve as Chief Executive Officer. Until his successor is appointed, Messrs. Cardinale, Dick and Guarch and Ms. Hinshaw each visit the Company on a weekly rotating basis to provide general oversight of the Company’s operations. These directors are also compensated for their services as discussed in the section “Director Compensation” below. The Board has considered this arrangement in light of the applicable Nasdaq rules, the Company’s Corporate Governance Guidelines and applicable rules of the Securities and Exchange Commission (“SEC”) and has concluded that Messrs. Cardinale, Dick and Guarch and Ms. Hinshaw meet the definitions and other conditions for independence promulgated by these rules.

The Company’s Corporate Governance Guidelines also state that the independent directors should meet each time that a regularly scheduled Board meeting is held, in addition to holding other meetings as needed. During fiscal 2008, the independent directors held eight meetings of which four were in conjunction with regularly scheduled Board meetings and four were special meetings.

The Board of Directors maintains three standing committees, including an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates pursuant to a written charter setting forth the functions and responsibilities of the committee, which may be reviewed on our website at www.synergeticsusa.com and are also available to stockholders in print upon request.

Audit Committee

The Audit Committee is responsible for the appointment, evaluation, compensation and oversight of the work of the independent registered public accounting firm and, where appropriate, the dismissal of the independent registered public accounting firm. Furthermore, the Audit Committee is responsible for meeting with the independent registered public accounting firm and other corporate officers to review matters relating to financial reporting and accounting procedures and policies. Among other responsibilities, the Audit Committee also reviews financial information provided to stockholders and others, assesses the adequacy of financial, accounting, operating and disclosure controls, evaluates the scope of the audits of the independent registered public accounting firm and internal auditors, and reports on the results of such audits to the Board of Directors. The current members of the Audit Committee are Ms. Hinshaw (Chairperson), Mr. Dick, and Mr. Cardinale, all of whom meet all applicable standards for Audit Committee membership under the Nasdaq listing standards and SEC rules. The Board of Directors has determined that Ms. Hinshaw qualifies as an audit committee financial expert because she has served in oversight roles in finance and accounting. The Audit Committee held five meetings during the last fiscal year.

Compensation Committee

The Compensation Committee is composed entirely of independent directors, as defined by The Nasdaq Stock Market listing standards and SEC rules, and is responsible for administering the Company’s compensation programs and recommending to the Board of Directors other compensation and benefits of the Chief Executive Officer and all named executive officers. The current members of the Compensation Committee are Mr. Dick (Chairperson), Mr. Cardinale and Mr. Guarch. The Compensation Committee held four meetings during the last fiscal year.

The Compensation Committee meets at the end of each fiscal year to determine and recommend to the Board for approval the compensation packages for executive officers in light of the Company’s compensation philosophy and objectives as presented in the “Compensation Discussion and Analysis” below. Until July 31, 2008, the Compensation Committee considered recommendations from the Chief Executive Officer as to compensation for each executive officer based upon their performance against Company and personal objectives, other than himself.

The Compensation Committee has full responsibility to recommend to the independent directors of the Board the compensation package of the Chief Executive Officer.

Nominating and Corporate Governance Committee

The members of the Company’s Nominating and Corporate Governance Committee are Mr. Cardinale (Chairperson), Mr. Dick and Mr. Guarch, all of whom meet the independence requirements of The Nasdaq Stock Market listing standards and SEC rules. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board of Directors, recommending to the Board of Directors the director nominees to be proposed for election by the stockholders and recommending to the Board of Directors corporate governance guidelines and procedures applicable to the Company. The Nominating and Corporate Governance Committee held four meetings during the last fiscal year.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders of the Company. Each stockholder must comply with applicable requirements of the Company’s Amended and Restated Bylaws and the Exchange Act with respect to the nomination of, or proposal of, nominees for election as directors of the Company. Stockholders should submit any such nominations, together with appropriate biographical information and a description of the nominee’s qualifications to serve as director, to the Chairperson of the Nominating and Corporate Governance Committee, c/o Pamela G. Boone, Secretary, Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri 63368. As stated in the Company’s Governance Guidelines, the Nominating and Corporate Governance Committee has established general qualifications for director nominees that it recommends to the Board of Directors. These guidelines require that the candidate for the position of independent director be able to demonstrate: (i) independence as defined above, (ii) integrity, (iii) leadership ability, (iv) sound judgement, (v) prior experience operating at policy-making levels, preferably in a public company, and (vi) experience in the medical device field, preferably in the Company’s field of microsurgery, or related medical fields. Final approval of a candidate is determined by the full Board of Directors. Nominees to be evaluated by the Nominating and Corporate Governance Committee for future vacancies on the Board of Directors will be selected by the Committee from candidates recommended by multiple sources, including members of the Board of Directors, senior management, independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria.

Code of Conduct and Ethics

The Company has established a Code of Business Conduct and Ethics, which is applicable to all of its employees, officers and directors. The Code is available on the Company’s website at www.synergeticsusa.com and also available to stockholders in print upon request. We intend to post any future amendments and revisions to the Code of Business Conduct and Ethics on our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of July 31, 2008, the members of the Compensation Committee for Synergetics USA, Inc. were Mr. Robert H. Dick (Chairperson), Mr. Lawrence C. Cardinale and Mr. Guy R. Guarch.

No member of the Compensation Committee of the Company during fiscal 2008 was an employee or officer of the Company or any of its subsidiaries. During the year ended July 31, 2008, no executive officer of the Company served as a member of (i) the compensation committee of another entity for which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the Board of Directors of another entity for which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity for which one of the executive officers of such entity served as a member of the Company’s Board of Directors.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate directly with the Board of Directors, as a group, or any individual director by submitting written correspondence addressed to the Board or an individual director at Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri 63368.

DIRECTOR COMPENSATION

Directors who are neither employees of the Company nor an immediate family member of an officer of the Company are paid $750 for each meeting of the Board of Directors and each meeting of a committee of the Board of Directors that they attend. The Chairperson of the Audit Committee receives $2,250 for each meeting of the Audit Committee. In addition, all directors are entitled to reimbursement for travel and lodging expenses incurred in connection with their attendance at meetings.

Compensation for members of the Board has been established and will be reviewed annually by the Compensation Committee. The Compensation Committee may not delegate its authority regarding director compensation, and no executive officer plays a role in determining the amount of director compensation. The Compensation Committee considers the amount of time directors dedicate to Company matters and the need to attract and retain qualified directors when determining Board compensation. For example, the Compensation Committee has approved additional compensation for the Audit Committee Chairperson in recognition of the time commitment required by such position.

To align the interests of directors with those of the Company’s stockholders, each independent director also receives an option to purchase 10,000 shares of the Company’s Common Stock each year in which he or she is elected, appointed, or re-elected to serve as a director pursuant to the Amended and Restated 2005 Non-Employee Directors’ Stock Option Plan, which is discussed in more detail under “PROPOSAL 2 — APPROVAL OF AMENDMENT NO. 1 TO THE AMENDED AND RESTATED 2005 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN” below.

As noted above, Mr. Scheller resigned as the Company’s President, Chief Executive Officer and Chairman of the Board, effective July 31, 2008. Subsequently, the Board appointed Mr. Dick to serve as the Chairman of the Board. Until a successor to Mr. Scheller is hired, each of the independent directors visits the Company on a weekly rotating basis, as discussed in the section “CORPORATE GOVERNANCE” above. The independent directors are compensated for these services and receive at the standard Board meeting rate of $750 per day for each day spent at the Company and each day spent away from personal business on Company business. In addition, the independent directors receive $500 per meeting for each meeting of the independent directors. This compensation arrangement has been approved by the management directors.

The following table discloses compensation paid for the fiscal year ended July 31, 2008 to the directors for serving as members of the Board. Directors who are also employees of the Company do not receive compensation for their services as members of the Board of Directors. Therefore, there is no director compensation to report for Messers. Gampp, Malis and Scheller during the fiscal year ended July 31, 2008.

2008 Director Compensation

	Fees Earned
	or Paid in
	Cash	Option	Total
Name	($)	Awards ($)(1)(2)	($)

Lawrence C. Cardinale	$16,750	$24,500	$41,250
Robert H. Dick	$16,750	$24,500	$41,250
Guy R. Guarch	$13,750	$24,500	$38,250
Juanita H. Hinshaw	$17,500	$24,500	$42,000

(1)	The fair value of each of the options granted to the independent directors during the fiscal year ended July 31, 2008 was determined at the date of the grant using a Black-Scholes options-pricing model and the following assumptions:

Expected average risk-free interest rate*	3.5%
Expected average life (in years)	5.0
Expected volatility	69.2%
Expected dividend yield	0.0%

*	As of the date of the last grant (December 7, 2007)

The fair value of each of the options granted to the independent directors on the date of the grant was $2.45, the exercise price is $2.95 and the options vest pro-rata over twelve months from the grant date. The options expire ten years from the date of grant.

(2)	The table below shows the aggregate outstanding number of options as of the fiscal year ended July 31, 2008 and their respective status:

Name	Vested	Unvested	Total

Lawrence C. Cardinale	26,667	3,333	30,000
Robert H. Dick	86,667	3,333	90,000
Guy R. Guarch	26,667	3,333	30,000
Juanita H. Hinshaw	26,667	3,333	30,000

PRINCIPAL STOCKHOLDERS

The following table sets forth as of November 10, 2008 certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each of the named executive officers and directors, (ii) all executive officers and directors as a group, and (iii) each person known by the Company to beneficially own more than 5% of the Company’s Common Stock based on certain filings made under Section 13 of the Exchange Act. All such information provided by the stockholders who are not executive officers or directors reflects their beneficial ownership as of the dates specified in the footnotes to the table. The percent of shares beneficially owned is based on 24,354,295 shares issued and outstanding as of November 10, 2008.

	Amount and		Percent of
	Nature of		Shares
	Beneficial		Beneficially
Name and Address of Beneficial Owner	Ownership		Owned

(i) Named Executive Officers and Directors(1)
Gregg D. Scheller(2)	824,373	(3)	3.4%
Lawrence C. Cardinale	54,244	(4)	*
Robert H. Dick	93,000	(5)	*
Kurt W. Gampp, Jr.	869,842	(6)	3.6%
Guy R. Guarch	34,000	(7)	*
Juanita H. Hinshaw	356,710	(8)	1.5%
Jerry L. Malis	1,114,745	(9)	4.6%
Pamela G. Boone	87,700	(10)	*
Dave Dallam	5,792	(11)	*
(ii) All Executive Officers and Directors as a Group (8 persons)	2,616,033		10.7%
(iii) Certain Beneficial Owners
JPMorgan Chase & Co.	1,896,701	(12)	7.8%
Louis Uchitel	1,460,975	(13)	6.1%

*	Less than 1%.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Mr. Scheller resigned as the Company’s President, Chief Executive Officer and Chairman of the Board of Directors, effective July 31, 2008.

(3)	The data reported for Mr. Scheller includes 809,373 shares held by Mr. Scheller. Mr. Scheller possesses sole voting and investment power with respect to these shares. Also includes 15,000 shares issuable to Mr. Scheller subject to options currently exercisable. Mr. Scheller has until July 31, 2010 to exercise these options. This does not include 817,020 shares held by the Donna Scheller Trust, of which Mr. Scheller’s wife is trustee. Mr. Scheller disclaims beneficial ownership as to these shares.

(4)	Includes 30,000 shares issuable to Mr. Cardinale subject to options exercisable currently or within 60 days.

(5)	Includes 90,000 shares issuable to Mr. Dick subject to options exercisable currently or within 60 days.

(6)	Includes shares held in the Kurt W. Gampp, Jr. Trust. This does not include 116,725 shares held by the Julie Gampp Trust, of which Mr. Gampp’s wife is trustee, nor 64 shares held by his daughter, Lindsey Gampp. Mr. Gampp disclaims beneficial ownership as to these shares.

(7)	Includes 30,000 shares issuable to Mr. Guarch subject to options exercisable currently or within 60 days.

(8)	Includes shares held in the Hinshaw-Harrison Joint Revocable Living Trust. Ms. Hinshaw, in her capacity as trustee, possesses joint voting and investment power with respect to these shares. Also includes 30,000 shares issuable to Ms. Hinshaw subject to options exercisable currently or within 60 days.

(9)	Includes 50,000 shares issuable to Dr. Malis subject to options exercisable currently or within 60 days. Also includes 200,000 shares held in the Malis Family L.P., a limited partnership in which Jerry L. Malis is the general partner and possesses voting and investment power.

(10)	Includes the following: 32,700 shares issued to Ms. Boone subject to restrictions, including a cliff vesting period of five years from the date of the grant: 6,387 shares in March, 2006, 11,050 shares in August, 2007 and 15,263 shares in August, 2008.

(11)	Includes 5,792 shares issued to Mr. Dallam subject to restrictions, including a cliff vesting period of five years from the date of the grant in January, 2008. This does not include 9,600 shares held by Rocio Munoz, Mr. Dallam’s wife. Mr. Dallam disclaims beneficial ownership as to these shares.

(12)	Pursuant to JPMorgan Chase & Co.’s Schedule 13G/A filed with the SEC on January 29, 2008. JPMorgan Chase & Co. has sole voting and dispositive power with respect to 1,896,701 shares. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(13)	Pursuant to Mr. Uchitel’s Schedule 13D/A filed with the SEC October 27, 2008, Mr. Uchitel has sole voting power over 185,327 shares, shared voting power over 518,100 shares, sole dispositive power over 185,327 shares and shared dispositive power over 1,275,648 shares. Mr. Uchitel’s address is 142 Cedar Road, Elkins Park, PA 19027.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s securities with the SEC and Nasdaq. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of reports furnished to the Company, and on written representations from certain reporting persons, the Company believes that, with respect to the fiscal year ended July 31, 2008, each director, executive officer and 10% stockholder of the Company’s securities made timely filings of all reports required by Section 16 of the Exchange Act, except as follows: Mr. Cardinale filed a late Form 4 on January 31, 2008 reporting his stock purchase. Mr. Dallam filed a late Form 4 on November 5, 2008 reporting his grant of restricted stock options on January 31, 2008.

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information, as of the date of this proxy statement, with respect to the executive officers of the Company.

Name	Age	Position(s) with the Company

Kurt W. Gampp, Jr.	48	Executive Vice President, Chief Operating Officer & Director
Jerry L. Malis	75	Executive Vice President, Chief Scientific Officer & Director
Pamela G. Boone	45	Executive Vice President, Chief Financial Officer, Treasurer & Secretary
Dave Dallam	56	Executive Vice President of Sales & Marketing

The biographical information for Messrs. Gampp and Malis can be found under “Proposal 1 — Election of Directors” above.

Ms. Boone joined the Company as its Chief Financial Officer in May 2005. Prior to this, Ms. Boone served as Vice President and Chief Financial Officer of Maverick Tube Corporation from 2001 until January 2005 and as Vice President, Treasurer and acting Chief Financial Officer until May 2005. Maverick Tube Corporation, a Missouri-based company, was a leading North American producer of welded tubular steel products used in energy and industrial applications. From 1997 to 2001, Ms. Boone served as Maverick’s Corporate Controller.

Mr. Dallam joined the Company as its Executive Vice President of Sales and Marketing in November 2007. Prior to this, Mr. Dallam served as Vice President and North American General Manager for Leica Microsystems, a producer of surgical microscopes for both ophthalmic and neurosurgical applications, since 1996. In addition, he has held executive positions with Carl Zeiss, Inc. and Storz Instrument Company, now the surgical division of Bausch & Lomb Incorporated.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for our named executive officers.

Executive Compensation Philosophy and Objectives

The Compensation Committee believes that compensation paid to our named executive officers should accomplish the following objectives:

•	Reflect the accomplishment of corporate and individual objectives, and

•	Assist the Company in attracting, motivating and retaining superior talent.

Our compensation program is intended to motivate our named executive officers to achieve our business objectives and to align their financial interests with those of our stockholders. These objectives are furthered by a compensation philosophy that is based on the following:

•	Accountability and Recognition for Individual and Corporate Performance: Compensation should depend, in part, on the Company’s overall performance and on each executive officer’s performance in order to motivate and reward success. The Compensation Committee has provided for a portion of the overall compensation packages to be tied to performance through the payments of annual incentive awards in the form of cash bonuses and the grant of long-term incentive awards in the form of stock options and restricted stock.

•	Competition with the Market: Base salaries should generally be competitive with officers with similar positions at companies within our industry and market, subject to individual adjustments as discussed below.

Compensation Determination Process

Our Compensation Committee is responsible for establishing, implementing and monitoring our executive compensation program. The Compensation Committee consists of Messrs. Dick, Cardinale and Guarch, each of whom is an independent director. The Compensation Committee typically meets following each fiscal year end to (i) consider and approve salary changes and annual incentive bonuses, if any; (ii) determine and approve long-term incentive awards, if any; and (iii) establish goals for the annual incentive program.

In making its determinations regarding compensation, the Compensation Committee evaluates corporate performance and each executive officer’s individual performance. In addition, although the Company does not engage in any formal benchmarking, the Compensation Committee does review compensation data from the following companies (collectively, the “Peer Companies”):

•	Alphatec Holdings, Inc. is a medical technology company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, with approximately $80 million in annual revenue as reported in the December 31, 2007 Form 10-K.

•	Bovie Medical Corporation is actively engaged in the business of manufacturing and marketing medical products related to electrosurgery and developing related technologies and has approximately $29 million in annual revenue as reported in the December 31, 2007 Form 10-K.

•	Iridex Corporation is a leading worldwide provider of therapeutic based laser systems and delivery devices used to treat eye diseases in ophthalmology and skin conditions in dermatology with approximately $56 million in annual revenue as reported in the December 29, 2007 Form 10-K.

•	Orthovita, Inc. is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products with approximately $58 million in annual revenue as reported in the December 31, 2007 Form 10-K.

•	SenoRx, Inc. develops, manufactures and sells minimally-invasive medical devices that are used in the diagnosis of breast cancer and has approximately $35 million in annual revenue as reported in the December 31, 2007 Form 10-K.

•	StereoTaxis, Inc., a St. Louis-based company, designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite and has approximately $30 million in annual revenue as reported in the December 31, 2007 Form 10-K.

•	Thermage, Inc. designs, develops, manufactures and markets medical devices for the non-invasive treatment of wrinkles and has approximately $63 million in annual revenue as reported in the December 31, 2007 Form 10-K.

•	Vascular Solutions, Inc. is a medical device company focused on bringing clinically advanced solutions to interventional cardiologists and interventional radiologists worldwide with approximately $53 million in annual revenue as reported in the December 31, 2007 Form 10-K.

The Compensation Committee reviews the executive officer compensation packages of the Peer Companies in connection with its executive officer compensation determinations. Although the Compensation Committee does not formally benchmark against the Peer Companies, or target a median or other point for the executive officer compensation packages, it does utilize the Peer Companies’ compensation data for purposes of setting executive officer compensation.

The mix of the Company’s cash and non-cash compensation and short- and long-term compensation is not subject to a specific policy. Instead, the Compensation Committee considers the Peer Companies’ compensation data in light of the Company’s compensation philosophies and objectives outlined above, as well as corporate and individual performance, and makes gradual changes over time as necessary to further these compensation goals. The methodology provides for the Chief Executive Officer to make recommendations to the Compensation Committee regarding proposed salary changes, bonuses and equity compensation awards, if any, for each executive officer other than himself. The Chief Executive Officer also participates in the setting of Company performance goals on which part of each officer’s total compensation is based. The Compensation Committee considers these recommendations from the Chief Executive Officer, as well as other factors it believed are relevant, and determines the compensation packages of the executive officers, including the Chief Executive Officer. Because the Company’s Chief Executive Officer resigned on July 31, 2008, the Compensation Committee determined fiscal 2009 compensation with no recommendations from a named executive officer, based on the factors described herein.

Elements of Compensation

Base Salary.  The base salaries of each of Messrs. Scheller, Gampp and Malis and Ms. Boone in fiscal 2008 are reflected in the Summary Compensation Table and were established pursuant to employment terms negotiated with each of these officers at the time of the merger of Synergetics, Inc. and Valley Forge, before the current Compensation Committee of the Board of Directors of the Company had been formed. The employment agreements with Messrs. Scheller, Gampp and Malis were entered into in September 2005 in anticipation of the completion of the merger and provided for minimum base salaries of $377,000, $346,000 and $230,000, respectively. Messrs. Gampp’s and Malis’ employment agreements expired on September 21, 2008 according to their terms. The negative covenants provisions in these agreements survive. Base salary changes for Messrs. Gampp and Malis for fiscal 2008 were based upon their accomplishments and the analysis of the range of salaries for the named executive officers as they relate to the Peer Companies.

Ms. Boone joined the Company in May 2005, and her employment terms provided for a minimum base salary of $175,000. Ms. Boone’s 2008 salary was increased to $232,000 pursuant to the then Chief Executive Officer’s recommendations and approved by the Compensation Committee based upon her accomplishments during the year and the range of salaries for the Chief Financial Officers of the Peer Companies.

For fiscal 2009, the Compensation Committee reviewed and recommended to the full Board of Directors base salary increases for each of the named executive officers. These salary increases were based on the Company’s desires that base salaries remain competitive to attract, retain and motivate named executive officers as well as reward performance.

When evaluating competitiveness, the Compensation Committee evaluates the salaries of officers with similar positions at the Peer Companies. As noted above, in reviewing comparative data, the Compensation Committee does not engage in benchmarking for the purpose of establishing salary levels relative to any predetermined point. In the Compensation Committee’s view, this external data provides insight into competitiveness, but is not an appropriate single factor in determining base salaries. Rather, the Compensation Committee, as noted above, takes into account overall performance of the named executive officers and the Company.

As noted above, the Compensation Committee bases salary decisions on a combination of Company and individual performance and peer company salary ranges. Company performance is based on the achievement of the Company’s goals as set forth in its annual financial plan, which is discussed in further detail below. The Compensation Committee establishes specific individual performance objectives for purposes of determining salary increases, but bases its decisions on its evaluation of (i) each named executive officer’s general performance over the prior fiscal year, taking into consideration the accomplishment scores each receive, as more fully described below; (ii) the scope of each officer’s duties and responsibilities; (iii) each officer’s experience and expertise; and (iv) the peer range data for similar positions. In the past, the Compensation Committee sought input from Mr. Scheller in evaluating the named executive officers other than himself.

Based on the factors discussed above, the Compensation Committee increased the base salaries for the named executive officers for fiscal 2009 as illustrated in the table below:

			Percentile in	Fiscal 2009
		2007 Peer	2007 Peer	Percentage
	Fiscal 2008	Group	Group	Salary	Fiscal 2009
Name	Salary	Range	Range	Increase	Salary

Kurt W. Gampp, Jr.	$359,840	$166,000 to $341,000	105%	1%*	$363,437
Jerry L. Malis	$240,240	$195,000 to $294,000	82%	5%	$252,252
Pamela G. Boone	$232,000	$94,000 to $309,000	75%	5%	$243,600
Dave Dallam	$215,000	$195,000 to $294,000	82%	4%	$223,600

*	The increase of 1% reflects Mr. Gampp’s current salary as compared to the Peer Companies comparison and is not an indication of Mr. Gampp’s performance during fiscal 2008.

Bonus Compensation.  Prior to fiscal 2007, bonuses to executive officers were discretionary, based on the Compensation Committee’s evaluation of each executive officer’s individual performance and the Company’s overall performance. Determinations regarding bonuses were based on qualitative criteria, including the achievement of sales forecasts and successful transition after Synergetics, Inc.’s merger with Valley Forge and compliance with public company reporting requirements. The Compensation Committee and Company management believes the establishment of clear objectives with periodic measurement of results is an effective method for focusing resources, communicating mission and strategy for the period, and in determining the individual named executive officer’s contribution to the achievement of Company goals. Accordingly, beginning in fiscal 2007, the Company implemented a method for establishing clear, measurable objectives for the named executive officers, divided into two categories:

•	Company-wide objectives, and

•	Functional and personal development objectives.

The objectives of each category are a function of the individual’s responsibilities and span of control. For the named executive officers, Company-wide objectives are weighed more heavily than functional and personal development objectives in evaluating performance. The Compensation Committee is involved in the establishment and approval of the Company-wide objectives, as well as functional and personal objectives for the executive officers and, in the past, sought the recommendations of the Chief Executive Officer in determining these objectives for named executive officers other than himself. Since Mr. Scheller’s resignation, the Chief Financial Officer assists the Compensation Committee in determining Company-wide financial objectives.

Original Company-wide objectives established for fiscal 2008 include for the named executive officers the achievement of the following goals:

•	Sales Forecast of approximately $54 million

•	Gross Profit Margin of approximately $32 million

•	Operating Income of approximately $6 million

•	Earnings per Share of $0.14

These goals are set at aggressive levels each year to motivate the named executive officers to succeed and focus on both short- and long-term Company objectives. Target goals are designed to be challenging and as such, the Committee believes that the Company’s target performance would not be achieved all of the time, but that the payout relating to these goals should be appropriate for the performance, regardless of how often target levels are reached.

In addition, each named executive officer has both functional and personal developmental goals which include projects within their functional areas of the Company and individual growth goals.

Accomplishments at the end of the period are compared to objectives set at the beginning of the period with “scoring” of each objective relative to 100% accomplishment of the objective. The scores for each category are then averaged, and the average score is translated to a percentage of base salary in accordance with the following scale:

	Percent of Base Salary
Average Accomplishment Score	Chief Executive Officer*	Other Named Executives

91%	2%	1%
92%	3%	2%
93%	5%	3%
94%	6%	4%
95%	8%	5%
96%	10%	7%
97%	11%	7%
98%	13%	8%
99%	14%	9%
100%	16%	10%
101%	18%	11%
102%	19%	12%
103%	21%	13%
104%	22%	14%
105%	24%	15%
106-115%	32%	20%
116-125%	40%	25%
126-130%	48%	30%

*	Standard Percentage plus 60% rounded up to the next percentile.

For the named executive officers, the accomplishment scores are also considered generally in compensation decisions for base salary adjustments and equity award grants, if any.

The Compensation Committee has made its determinations regarding executive officer incentive bonuses for the fiscal year ended July 31, 2008, as disclosed in the Summary Compensation Table. The executive officers received bonuses based upon their percentage of objectives achieved in the Company-wide objectives and the functional and personal development objectives. Though the Company fell slightly short in meeting certain Company-wide financial objectives, each of the continuing named executive officers largely met his or her functional and personal development objectives, resulting in the bonuses disclosed in the Summary Compensation Table. In addition to the incentive bonuses awarded, each executive officer was awarded a $5,000 non-incentive, non-discretionary holiday bonus during fiscal 2008, with the exception of Mr. Dallam who received a $500 non-incentive, non-discretionary holiday bonus. These holiday bonuses are reflected in the Summary Compensation Table.

Equity Awards.  Equity compensation is currently not a major component of the Company’s executive compensation program. Rather, the Compensation Committee grants equity-based compensation pursuant to established employment terms, in the case of Ms. Boone and Mr. Dallam, or for exceptional performance based upon the scores discussed above. The Compensation Committee does not intend to grant any equity awards based on fiscal 2008 performance. The Compensation Committee did award Mr. Dallam 5,792 shares of restricted stock in January 2008 pursuant to the terms of his letter agreement and did award Ms. Boone 15,263 shares of restricted stock in August 2008 pursuant to the terms of her employment agreement.

Mr. Dallam’s and Ms. Boone’s restricted Common Stock was granted under our 2001 Plan. Furthermore, any equity awards, if any, to be made based on fiscal 2008 performance will be made under the 2001 Plan. Pursuant to the 2001 Plan, employees, including our executive officers, of, and consultants and advisors to, our Company and its subsidiaries are eligible to receive awards of incentive and non-statutory stock options, restricted stock and unrestricted Common Stock. While the Compensation Committee considers the recommendations of management, the Compensation Committee has the exclusive authority and sole discretion to administer the 2001 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, subject to the limitations set forth in the 2001 Plan.

Pursuant to the terms of the 2001 Plan, stock options with respect to no more than 100,000 shares of Common Stock may be granted to any individual participant during any one calendar year period. Options granted pursuant to the 2001 Plan are subject to the terms of the option agreement related to the specific grant; provided, however, that (i) the term of any incentive stock option granted to a non-10% stockholder of the Company pursuant to the 2001 Plan may be no more than 10 years from the date of grant, and (ii) the term of any incentive stock option granted to a 10% stockholder of the Company pursuant to the 2001 Plan may be no more than five years from the date of grant.

Incentive stock options must be granted at no less than the fair market value of the Company’s Common Stock on the grant date; provided, however, that incentive stock options granted to 10% stockholders must be granted at no less than 110% of such fair market value. Non-statutory stock options must be granted at no less than 85% of the fair market value of the Company’s Common Stock on the date of grant.

Generally, to the extent that an optionee’s employment with the Company is terminated other than for cause, the optionee may, but only within 90 days (or such other period of time as determined by the Board of Directors) after such date of termination, but in no event later than the expiration date of the option as set forth in the respective option agreement, exercise his or her options to the extent the optionee was entitled to exercise the option at the date of termination.

Pursuant to the terms of the 2001 Plan, restricted stock awards may also be granted. Restricted stock awards are subject to such restrictions and conditions as the Compensation Committee determines. Such conditions may be based on continuing employment and/or achievement of pre-established performance goals and objectives. If the recipient violates any of the restrictions during the period specified by the committee or the performance standards fail to be satisfied, the restricted stock is forfeited.

Other Employment Benefits.  Synergetics’ named executive officers are provided with a limited number of perquisites. In fiscal 2008, the Company provided an automobile allowance with respect to Dr. Malis, but it was less than $10,000 in the aggregate for fiscal 2008.

Severance and Other Post-Termination Benefits.  During fiscal 2008, Messrs. Scheller, Gampp and Malis each had an employment agreement with the Company. These employment agreements provided for certain payments upon termination, depending on the circumstances of termination. Messrs. Gampp’s and Malis’ employment agreements expired on September 21, 2008 according to their terms. The negative covenants provisions in these agreements survive. As such, neither Mr. Gampp nor Dr. Malis have agreements with the Company providing for severance payments or post-termination benefits.

Ms. Boone’s employment agreement with the Company is still in effect and also provides for certain payments upon termination of her employment, depending on the circumstances. Ms. Boone’s agreement and Mr. Dallam’s letter agreement also provide for certain payments to be made to each of them upon a change of control. Furthermore, if any of the named executive officers’ employment is terminated upon a change of control, all options to purchase Common Stock and all restricted stock shall vest. These provisions are discussed later in this proxy statement.

Impact of Tax Treatments of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a publicly held corporation will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). In general, stock options granted under our 2001 Equity Incentive Plan are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options. In fiscal 2007, no executive officer received compensation that triggered the applicability of Section 162(m). The

Compensation Committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering our compensation programs.

Compensation Committee Report

The Company’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2008.

Submitted by the Compensation Committee of
the Board of Directors.

Robert H. Dick (Chairperson)
Lawrence C. Cardinale
Guy R. Guarch

2008 Summary Compensation Table

										All
	Fiscal				Stock		Option			Other
Name and Principal Position	Year	Salary	Bonus		Awards		Awards			Compensation		Total

Gregg D. Scheller(1)	2008	$395,850	$5,000	(9)	—			$29,403	(2)	—		$430,253
	2007	$377,000	$5,000		—			$14,850	(2)	—		$396,850
Kurt W. Gampp, Jr.	2008	$359,840	$15,795	(9)	—			—		—		$375,635
Executive Vice	2007	$346,000	$5,000		—			—		$23,248	(6)	$374,248
President & Chief Operating Officer
Jerry L. Malis	2008	$240,240	$16,574	(9)	—			—		—		$256,814
Executive Vice	2007	$231,000	$5,000		—			—		$21,794	(3)(6)	$257,794
President & Chief Scientific Officer
Pamela G. Boone	2008	$232,000	$18,920	(9)	$15,000	(4)	$			—		$265,920
Executive Vice	2007	$200,000	$5,000		$7,000	(4)		$7,518	(5)	$12,994	(6)	$232,512
President & Chief Financial Officer
Dave Dallam(7)	2008	$148,289	$9,534	(9)	$1,500	(8)		—		—		$159,322
Executive Vice President of Sales & Marketing

(1)	Mr. Scheller resigned as the Company’s President, Chief Executive Officer and Chairman of the Board, effective July 31, 2008.

(2)	The option holdings of Mr. Scheller include an option to purchase 15,000 shares of Common Stock granted on March 30, 2007 at $3.58 per share. The option vested 25% on June 30, 2007, 25% on September 30, 2007, 25% on December 30, 2007 and 25% on March 30, 2008. The fair value of options granted during the fiscal year ended July 31, 2007 was determined at the date of the grant using a Black-Scholes options-pricing model using an expected average risk-free interest rate of 4.0%, an expected average life (in years) of 5, an expected volatility rate of 79.7% and an expected dividend yield of 0.0%.

(3)	All other compensation for Dr. Malis includes lease payments on his automobile.

(4)	The restricted stock holdings of Ms. Boone include 17,437 shares of Common Stock of which 6,387 were granted on March 7, 2006 at $5.48 per share (vesting on March 7, 2011) and 11,050 shares were granted on August 1, 2007 at $3.62 per share (vesting on August 1, 2012). Dividends will be paid on this restricted stock if the Company grants dividends to its common stockholders.

(5)	The option holdings of Ms. Boone include an option to purchase 41,310 shares of Common Stock granted on May 19, 2005 at $1.09 per share. The option will vest 50% on May 19, 2009 and 50% on May 19, 2010. The fair value of options granted during the fiscal year ended July 31, 2005 was determined at the date of the grant using a Black-Scholes options-pricing model using an expected average risk-free interest rate of 3.0%, an expected average life (in years) of 5, an expected volatility rate of 0.0% and an expected dividend yield of 0.0%.

(6)	In fiscal 2007, the Company recorded compensation expense as well as the tax gross-up for bonus trips awarded to Mr. Gampp, Dr. Malis and Ms. Boone for the accomplishments of their 2006 objectives as the measurement of these accomplishments could not be completed until fiscal 2007, as discussed in Compensation Discussion and Analysis.

(7)	Mr. Dallam’s employment began on November 11, 2007.

(8)	The restricted stock holdings of Mr. Dallam include 5,792 shares of Common Stock granted on January 31, 2008 at $2.59 per share. The restricted stock will vest on January 31, 2013. Dividends will be paid on this restricted stock if the Company grants dividends to its common stockholders.

(9)	Includes Christmas bonus of $5,000 for each of Mr. Scheller, Mr. Gampp, Dr. Malis and Ms. Boone, $500 for Mr. Dallam, plus an amount determined by the accomplishment of objective score as described in the section “Compensation Discussion and Analysis” above.

2008 Grants of Plan Based Awards Table

The following table sets forth additional information about plan-based awards granted in the fiscal year ended July 31, 2008:

					All Other	All Other
					Stock	Option
					Awards;	Awards;	Exercise	Grant Date
					Number of	Number of	or Base	Fair Value
		Estimated Future Payouts Under			Shares of	Securities	Price of	of Stock and
	Grant	Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
Name	Date	Threshold	Target	Maximum	Units	Options	Awards	Awards

Pamela G. Boone	8/1/2007		11,050					$40,000
Dave Dallam	1/31/2008		5,792					$15,000

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

During fiscal years 2007 and 2008, the terms of employment for Messrs. Scheller, Gampp and Malis were governed by each of their employment agreements with the Company entered into pursuant to the terms of the merger between Synergetics, Inc. and Valley Forge as described in the Company’s Registration Statement on Form S-4 filed with the SEC (File No. 333-125521). Ms. Boone has also entered an employment agreement, the terms of which are more fully discussed in the section “EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS” below.

Pursuant to the terms of their agreements, Mr. Scheller’s initial base salary was $377,000, Mr. Gampp’s initial base salary was $346,000 and Dr. Malis’ initial base salary was $230,000; provided that after the first year of employment, each of their base salaries was determined by the Compensation Committee, subject to Board approval, and in no event could be lower than their respective initial base salaries. In addition, each of them received such other benefits that the Company provides to its executive officers, including healthcare, life insurance, disability and 30 days of paid vacation. Each of Messrs. Scheller, Gampp and Malis were eligible to receive an annual bonus as determined in the sole discretion of the Compensation Committee. The determination of annual bonuses awarded to Messrs. Scheller, Gampp and Malis is more fully discussed in the section “Compensation Discussion and Analysis.” Messrs. Gampp’s and Malis’ employment agreements expired on September 21, 2008 according to their terms. The negative covenant provisions in these agreements survive.

Pursuant to the terms of their agreements, Ms. Boone received 11,050 shares of restricted stock as part of her annual compensation and Mr. Dallam received 5,792 shares of restricted stock as part of his quarterly compensation.

2008 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding options and stock awards held by the named executive officers as of July 31, 2008:

	Option Awards							Stock Awards
Equity
Incentive
Plan
Awards:
										Equity	Market
										Incentive	or Payout
										Plan	Value of
					Equity				Market	Awards:	Unearned
					Incentive				Value of	Number	Shares,
					Plan Awards:				Shares or	of Unearned	Units or
	Number of		Number of		Number			Number of	Units of	Shares,	Other
	Securities		Securities		of Securities			Shares or	Stock	Units or	Rights
	Underlying		Underlying		Underlying			Units of	That	Other	That
	Unexercised		Unexercised		Unexercised	Option		Stock That	Have	Rights	Have
	Options		Options		Unearned	Exercise	Option	Have Not	Not	That Have	Not
	(#)		(#)		Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)

Gregg D. Scheller	15,000	(1)			—	$3.58	July 31, 2010
Jerry L. Malis	50,000	(2)	—		—	$1.125	December 12, 2010
Pamela G. Boone	—		41,310	(3)	—	$1.089	May 19, 2015			17,437(4)	$51,787
Dave Dallam										5,792(5)	$17,202

(1)	The option holdings of Mr. Scheller include an option to purchase 15,000 shares of Common Stock granted on March 30, 2007 at an exercise price of $3.58 per share. The option vested 25% on June 30, 2007, 25% on September 30, 2007, 25% on December 30, 2007 and 25% on March 30, 2008.

(2)	The option holdings of Dr. Malis include an option to purchase 50,000 shares of Common Stock granted on December 12, 2000 at an exercise price of $1.125 per share. The option expires on December 12, 2010 and is exercisable as of July 31, 2006.

(3)	The option holdings of Ms. Boone include an option to purchase 41,310 shares of Common Stock granted on May 19, 2005 at an exercise price of $1.09 per share. The option will vest 50% on May 19, 2009 and 50% on May 19, 2010.

(4)	The restricted stock holdings of Ms. Boone include 17,437 shares of which 6,387 were granted on March 7, 2006 at $5.48 per share, vesting on March 7, 2011, and 11,050 were granted on August 1, 2007 at $3.62 per share, vesting on August 1, 2012. Dividends will be paid on this restricted stock if the Company grants dividends to its common stockholders.

(5)	The restricted stock holdings of Mr. Dallam include 5,792 shares granted on January 31, 2008 which will vest 100% on January 31, 2013. Dividends will be paid on this restricted stock if the Company grants dividends to its common stockholders.

Mr. Gampp did not have any options to purchase Synergetics USA Common Stock nor restricted stock awards as of July 31, 2008.

EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS

Ms. Boone entered into three-year employment agreement with the Company on August 1, 2007. Pursuant to her agreement, Ms. Boone’s base salary is $232,000. In addition, Ms. Boone receives such other benefits that the Company provides to its executive officers, including healthcare, life insurance, disability and 30 days of paid vacation. Ms. Boone is eligible to receive an annual bonus, as may be determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors.

If Ms. Boone is terminated without cause or within twelve months following a change of control, or if she resigns for good reason, she shall be entitled to her base salary and health care benefits for a 15-month period following termination. As used in the employment agreement, “cause” means (1) the executive officer’s conviction of any felony, or conviction for embezzlement or misappropriation of Company money or other property; (2) any act of gross negligence in performing the executive officer’s duties; (3) the executive officer’s willful refusal to execute her duties (other than for disability); or (4) the executive officer’s breach of the non-competition terms contained in her employment agreement. Termination for the events described in clauses (2) and (3) above will not constitute termination for “cause” unless the executive officer is provided written notice reasonably detailing such occurrence and is given five business days after receipt of such notice to cure such event and an opportunity to be heard before the Company’s Board of Directors.

As used in the employment agreement with Ms. Boone, the term “good reason” means (1) failure to pay, or a reduction, by the Company of the executive officer’s base salary; (2) the failure or refusal by the Company to provide the executive officer with the benefits set forth in her employment agreement; (3) the assignment to the executive officer of any duties materially inconsistent with the duties set forth in the employment agreement, which assignment is not cured within five business days of written notice to the Company; (4) a requirement imposed by the Company on Ms. Boone that results in her being based at a location that is outside a 35-mile radius from the Company’s current corporate offices in O’Fallon, Missouri; (5) a change in the executive officer’s title; (6) any material breach by the Company of the employment agreement, which breach is not cured within five business days after receipt of written notice from the executive officer; or (7) the termination of the executive officer’s employment other than for cause, death or disability.

Change of control is defined in Ms. Boone’s employment agreement to mean a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company.

The employment agreement for Ms. Boone contains non-competition covenants, depending on the circumstances of any termination of employment, and non-solicitation provisions. Furthermore, Ms. Boone is subject to an agreement that any products, inventions, discoveries and improvements made by her during the employment term shall be the property of the Company.

POST-TERMINATION PAYMENTS

Ms. Boone’s employment agreement provides for certain payments to be made to her upon termination of her employment without cause or her resignation for good reason. Ms. Boone’s agreement also states that she shall receive payments if her employment is terminated within 12 months of a change of control, but that no payments upon termination or resignation as described above shall be received upon her breach of the non-competition and non-solicitation provisions of her employment agreement. Mr. Dallam’s letter agreement provides for a severance package of one year’s salary in the event there is a change of control. Furthermore, if any of the named executive officers’ employment is terminated upon a change of control, all options to purchase Common Stock and all restricted stock shall vest.

Assuming that the triggering event for post-termination payments occurred on the last business day of the Company’s fiscal 2008, the named executive officers would receive the following payments:

		Stock
Named Executive Officer	Salary	Compensation	Total

Pamela G. Boone(1)	$304,500	$129,450	$433,950
Dave Dallam(1)	$223,600	$17,202	$240,802

(1)	The salary calculations for Ms. Boone and Mr. Dallam include 15 months of salary and 12 months of salary, respectively, as these are the required payments per Ms. Boone’s employment contract and Mr. Dallam’s letter agreement. In addition, Ms. Boone would receive 15,263 shares of restricted stock which had not been awarded as of July 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the late 1960’s, the late Dr. Leonard Malis, one of Valley Forge’s former directors, on an individual basis has been a party to consulting and other agreements with Codman & Shurtleff, Inc., the Company’s principal customer. Since 1983, Dr. Leonard Malis has been a party to an agreement with Codman under which Dr. Leonard Malis received royalty payments for the use of the Malis® trademark on certain products sold by Codman to end users, including products Valley Forge sold to Codman. Dr. Leonard Malis developed passive hand instruments for Codman with no pecuniary benefits to Valley Forge. On October 22, 2004, Valley Forge entered into an option agreement with Dr. Leonard Malis under which

Valley Forge was granted an option to acquire the Malis® trademark from Dr. Leonard Malis at any time over a period of five years.

On October 12, 2005, the Company exercised its option with respect to the Malis® trademark. We paid the estate of Dr. Leonard I. Malis $159,904 in cash and the remainder in a $3,997,600 promissory note which will be paid in 25 equal quarterly installments of $159,904. The Company has made four quarterly payments on this note during the year ended July 31, 2008. The promissory note is secured by a security interest in the trademark and our DualWavetm patents.

To identify and address any concerns regarding related party transactions and ensure their proper disclosure, the Company requires such transactions to be reported in its questionnaires distributed to directors and officers each year and mandates that all employees and directors report to a manager, supervisor or other appropriate personnel all transactions presenting potential conflicts of interest pursuant to its Code of Business Conduct & Ethics. It is the policy that the Company’s Audit Committee review and approve all material related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

PROPOSAL 2 — APPROVAL OF AMENDMENT NO. 1 TO THE AMENDED AND RESTATED
2005 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

On October 7, 2008, the Board of Directors adopted, subject to stockholder approval, Amendment No. 1 (“Amendment No. 1”) to the Amended and Restated Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan (the “2005 Directors’ Plan”). If adopted by the stockholders, Amendment No. 1 would increase the number of shares authorized for issuance under the 2005 Directors’ Plan from 200,000 to 400,000.

The 2005 Directors’ Plan enhances the flexibility of our Board of Directors in granting stock options to the non-employee directors of the Board and ensures that the Company can continue to grant stock options to such persons at levels determined appropriate by the Board based on comparable Company and other market data. The Company believes that stock options are a critical component of the compensation package offered to non-employee directors and are important tools in the Company’s ability to attract and retain talented and experienced non-employee directors. The Company further believes that the granting of stock options to non-employee directors links the personal interests of such non-employee directors with the Company’s stockholders.

A copy of Amendment No. 1 is attached as Appendix A to this proxy statement. The following summary of the material terms of the 2005 Directors’ Plan, as amended by Amendment No. 1, is qualified in its entirety by reference to the full text of the 2005 Directors’ Plan, as amended.

Administration

The 2005 Directors’ Plan is administered by the Board of Directors. Except for automatic grants of stock options, the Board, or a committee appointed by the Board, has the exclusive authority and sole discretion to administer the 2005 Directors’ Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, subject to the limitations set forth in the 2005 Directors’ Plan.

Eligibility

Persons eligible to participate in the 2005 Directors’ Plan include all directors of the Company who are not either employees of the Company or any of its subsidiaries or members of the immediate family of an employee or director of the Company or any of its subsidiaries. As of the record date, there were four non-employee directors of the Company.

Number of Shares Subject to the 2005 Directors’ Plan

The maximum number of shares of the Company’s Common Stock that may be issued under the 2005 Directors’ Plan is currently 200,000. If Amendment No. 1 is approved by the stockholders, the maximum number of shares authorized for issuance under the 2005 Directors’ Plan will be increased to 400,000. As of November 10, 2008, the market value of a share of the Company’s Common Stock was $1.20.

Stock Option Grants

Under the 2005 Directors’ Plan, a non-employee director is entitled to two types of automatic grants, as well as discretionary grants by the Board of Directors or a committee appointed by the Board.

The first type of automatic grant is an initial option grant to the Company’s non-employee directors the next business day after their initial election or appointment to the Company’s Board of Directors. These initial option grants are for 10,000 shares, have a term of ten years and are immediately vested and exercisable with an exercise price equal to the fair market value of a share of the Company’s Common Stock on the date of grant. The unexercised options will be exercisable for two years after a non-employee director ceases to be a director.

The second type of automatic option grant is the annual option grant to each non-employee director on the first business day following the annual meeting of the Company’s stockholders at which the non-employee director is re-elected as a director of the Company. The annual meeting option grants are for 10,000 shares, have a term of ten years and vest pro-ratably over the next twelve months. The exercise price is equal to the fair market value of a share of the Company’s Common Stock on the date of grant. The unexercised options will be exercisable for two years after a non-employee ceases to be a director with certain exceptions.

The 2005 Directors’ Plan also provides for the discretionary grant of options to non-employee directors.

The grant of an option to a non-employee director under the 2005 Directors’ Plan will not produce any taxable income to the director, and the Company will not be entitled to a deduction at that time. On the date the option is exercised, the director will recognize ordinary income equal to the difference between the fair market value of the Company’s Common Stock on the date of exercise and the exercise price. The Company will be entitled to a corresponding deduction in the same amount and in the same year in which the director recognizes income.

Transferability

Stock options granted pursuant to the 2005 Directors’ Plan are transferable by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order. The Board may, in its discretion, provide that stock options granted to a non-employee director may be transferred, in whole or in part, to one or more transferees provided that (i) any such transfer must be without consideration; (ii) each transferee must be a member of the non-employee director’s immediate family or a trust, family limited partnership or other estate planning vehicle established for the exclusive benefit of one or more members of the non-employee director’s family; and (iii) such transfer must be specifically approved by the Board.

Amendment and Termination

The Board of Directors may terminate, amend or modify the 2005 Directors’ Plan at any time. However, stockholder approval is required for any amendment to the extent necessary or desirable to comply with any applicable law, regulation or stock exchange rule.

Unless otherwise terminated earlier by the Board of Directors, the 2005 Directors’ Plan shall terminate on May 30, 2015, ten years after the effective date.

New Plan Benefits

Under the terms of the 2005 Directors’ Plan, each of the non-employee directors will receive an automatic grant of an option to purchase 10,000 shares of Common Stock on the first business day following the 2008 Annual

Meeting. The following table discloses the annual grants of options to purchase Common Stock that will be received by the non-employee directors.

Amended and Restated Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan

	Dollar Value	Number of
Name and Position	($)	Units

Pamela G. Boone, Executive Vice President and Chief Financial Officer	0	0
Kurt Gampp, Jr., Executive Vice President and Chief Operating Officer	0	0
Jerry Malis, Executive Vice President and Chief Scientific Officer	0	0
Dave Dallam, Executive Vice President of Sales and Marketing	0	0
Gregg D. Scheller(1)	0	0
Executive Group	0	0
Non-Executive Director Group(2)	0	40,000
Non-Executive Officer Employee Group	0	0

(1)	Mr. Scheller resigned as the Company’s President, Chief Executive Officer and Chairman of the Board of Directors on July 31, 2008.

(2)	Includes Messrs. Cardinale, Dick and Guarch and Ms. Hinshaw.

None of the current director nominees, no Company employees and no associate of a current director, executive officer or nominee will receive options pursuant to the 2005 Directors’ Plan, as amended by Amendment No. 1 if approved by stockholders, as only non-employee directors are eligible to receive option grants pursuant to the 2005 Directors’ Plan.

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plans in effect as of July 31, 2008.

Number of
Securities
	Number of		Remaining Available
	Securities to be		for Issuance Under
	Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
	and Rights	and Rights	(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holdings	436,735	$2.23	1,072,480
Equity compensation plans not approved by security holders	—	—	—
Total	436,735	$2.23	1,072,480

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AMENDMENT
NO. 1 TO THE 2005 DIRECTORS’ PLAN

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On January 10, 2007, the Audit Committee of the Company terminated the engagement of McGladrey & Pullen, LLP (“McGladrey”) as the Company’s independent registered public accounting firm. McGladrey’s reports on the Company’s financial statements for the fiscal year ended July 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of McGladrey, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such periods. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during McGladrey’s engagement.

Effective January 9, 2007, the Audit Committee appointed UHY as the Company’s new independent registered public accounting firm. Prior to the aforementioned engagement, the Company did not consult with UHY with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The firm of UHY acts as our principal independent registered public accounting firm. Through and as of October 14, 2008, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full-time, permanent employees of Advisors and through which UHY’s partners provide non-audit services. UHY has only a few full-time employees. Therefore, few, if any, of the audit services performed were provided by permanent, full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

The following table shows fees billed for professional services rendered by UHY for fiscal 2007 and fiscal 2008:

	Fiscal Year Ended	Fiscal Year Ended
	July 31, 2008	July 31, 2007

Audit Fees(1)	$282,206	$280,000
Audit-Related Fees	10,150	—
Tax Fees(2)	—	—
All Other Fees	—	—
Total	$292,356	$280,000

(1)	Audit Fees for the fiscal years ended July 31, 2008 and 2007 include services for the audit of the consolidated financial statements, report on management’s assessment of the Company’s internal control over financial reporting, the review of the quarterly financial statements and consultation concerning financial accounting and reporting standards.

(2)	Tax Fees are comprised of fees relating to income tax matters, planning and advice.

Pursuant to the Audit Committee’s charter, all audit and permissible non-audit services provided by the independent registered public accounting firm must be pre-approved. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of service. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the policies set forth in the Audit Committee charter. Consistent with the Audit Committee’s policy, all audit and permissible non-audit services provided by McGladrey & Pullen, LLP and UHY during the fiscal year ended July 31, 2007, and UHY exclusively for the fiscal year ended July 31, 2008, were pre-approved by the Audit Committee.

In considering the nature of the services provided by the independent registered public accounting firm, for the fiscal year ended July 31, 2008 the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firm and management for the fiscal year ended July 31, 2008 to determine that they are permitted under the rules and regulations concerning auditors’ independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as rules of the American Institute of Certified Public Accountants.

UHY acted as the Company’s independent registered public accounting firm for the 2008 fiscal year. The Audit Committee selected UHY to act as the Company’s independent registered public accounting firm for the 2009 fiscal year. UHY representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Company is asking its stockholders to ratify the selection of UHY as the Company’s independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of UHY to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and reporting on managements’ assessment of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the year ended July 31, 2008, including a discussion of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In addition, the Committee discussed with the independent registered public accounting firm their judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Committee under standards of the Public Company Accounting Oversight Board (United States) and SAS 61 (Codification of Statements on Auditing Standards). The Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Committee has received from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the independence of the independent registered public accounting firm consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to their independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended July 31, 2008, filed with the SEC.

Submitted by the Audit Committee of
the Board of Directors.

Juanita H. Hinshaw (Chairperson)
Lawrence C. Cardinale
Robert H. Dick

OTHER MATTERS

Management does not know of any other business that may be considered at the Annual Meeting. However, if any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by electronic mail, personal interview, telephone, telegram and telefax by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

FORM 10-K

Along with mailing the proxy materials, we have included a copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2008. We will provide stockholders with additional copies of our Annual Report on Form 10-K for the fiscal year ended July 31, 2008, without charge, upon written request to Pamela G. Boone, Secretary, Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri, 63368.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with accountholders who are stockholders will be householding our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be householding communications to your address, householding will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or, if a stockholder is a direct holder of shares of our Common Stock, they should submit a written request to our transfer agent, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York, 11219. To delist yourself from householding in the future you may write the Company at 3845 Corporate Centre Drive, O’Fallon, Missouri, 63368, Attention: Pamela G. Boone. Upon request, we will deliver promptly a separate copy of the proxy statement.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals submitted for inclusion in the proxy statement and form of proxy for the 2009 Annual Meeting of Stockholders must be received at the corporate offices of the Company, addressed to the attention of Ms. Pamela G. Boone, Secretary, Synergetics USA, Inc. no later than July 20, 2009. The proposals must comply with the rules of the SEC relating to stockholder proposals. The Company’s Bylaws provide that no business may be brought before an annual meeting unless specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors, or otherwise brought by a stockholder who has delivered notice to the Company (containing certain information specified in the Bylaws) not less than 60 or more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, for the 2009 Annual Meeting of Stockholders, such notice must be delivered no earlier than September 12, 2009 and no later than October 12, 2009. A copy of the full text of these Bylaw provisions may be obtained by writing to the Secretary at the address indicated above.

By Order of the Board of Directors,
PAMELA G. BOONE
Secretary

November 17, 2008

APPENDIX A

AMENDMENT NO. 1 TO AMENDED AND RESTATED 2005 SYNERGETICS USA, INC. NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

2005 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

RECITALS

WHEREAS, the Board of Directors and stockholders of Synergetics USA, Inc. (the “Company”) previously approved the Amended and Restated Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan (the “Plan”);

WHEREAS, the Board of Directors is authorized to administer and amend the Plan, subject to stockholder approval as may be required pursuant to rules of the national securities exchange on which the Company’s Common Stock is listed;

WHEREAS, the Board of Directors desires to amend the Plan, effective as of October 7, 2008.

NOW, THEREFORE, effective as of October 7, 2008, the Plan is amended as follows:

AMENDMENT

1. Section 3 of the Plan shall be amended to read in its entirety as follows:

3. Shares and Options.  The maximum number of Shares to be issued pursuant to Options under this Plan shall be FOUR HUNDRED THOUSAND (400,000) Shares. Shares issued pursuant to Options granted under this Plan may be issued from Shares held in the Company’s treasury or from authorized and unissued Shares. If any Option granted under this Plan shall terminate, expire or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. Any Option granted hereunder shall be a Nonstautory Stock Option.

IN WITNESS WHEREOF, this Amendment No. 1 was duly adopted by the Board of Directors of the Company as of October 7, 2008.

Executed this 7th day of October, 2008.

By:
Pamela G. Boone, Secretary

A-1

0 SYNERGETICS USA, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SYNERGETICS USA, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 11, 2008 The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby appoints Pamela G. Boone and Peter T. Rasche, and each of them, with full power of substitution, as the undersigned’s proxies and attorneys-in-fact to vote at the Annual Meeting of Stockholders of Synergetics USA, Inc. (the “Company”) to be held on December 11, 2008 (the “Annual Meeting”), or at any adjournment or postponement thereof, all shares of voting stock of the Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse of this card and in their discretion upon such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF SYNERGETICS USA, INC. December 11, 2008 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20233000000000001000 6 121108 The Board of Directors recommends a vote “FOR” all director nominees, Proposal 2 and Proposal 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. Approval of Amendment to Amended and Restated 2005 Non- Employee Directors’ Stock Option Plan NOMINEES: 3. Ratification of the appointment of UHY LLP as independent O Jerry L. Malis FOR ALL NOMINEES O Kurt W. Gampp, Jr. registered public accounting firm WITHHOLD AUTHORITY FOR ALL NOMINEES This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE FOR ALL EXCEPT VOTED FOR ALL PROPOSALS. (See instructions below) PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE EVEN IF YOU PLAN TO ATTEND THE MEETING. INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.